Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Precipio, Inc. on Form S-1 Amendment #1 File No. 333-235911 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 16, 2019, with respect to our audits of the consolidated financial statements of Precipio, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, appearing in the Annual Report on Form 10-K of Precipio, Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp
Marcum llp
Hartford, CT
January 27, 2020